EXHIBIT 10.13
                                                                   -------------

                                FINDERS AGREEMENT
                                -----------------

         This Agreement (the "Agreement") is entered into as of this 1st day of June, 1999, between CDKnet, LLC ("CDK") and its parent, CDKnet.Com, Inc. ("CDK, Inc.") (together, hereinafter sometimes referred to as the "Company") and Shai Bar Lavi and Frederick E. Smithline (together sometimes referred to as "Finder").

                                    RECITALS
                                    --------

         WHEREAS, Finder represents that it will endeavor to introduce the Company to one or more Targets (as defined in paragraph 1 below) who may be interested in (a) the potential financing of Company (a "Financing Transaction"), (b) the purchase or merger with the Company ( a "Purchase Transaction") or (c) establishment of a joint venture with the Company (a "Venture Transaction"), collectively sometimes hereinafter referred to as (a "Transaction"), and

         WHEREAS, the Company desires to engage the services of Finder to provide introductions to such Targets in accordance with the terms and conditions set forth in this Agreement.

                                    AGREEMENT
                                    ---------

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. The Company engages Finder for the Term of this Agreement to find Targets interested in effecting a Transaction with the Company and Finder will use its best efforts to introduce the company to such Targets. For purposes of this Agreement, "Targets" shall mean individuals or entities introduced to the Company by Finder.

         2. In order to coordinate the Company's and Finders' respective efforts during the period of engagement hereunder, Finder will from time to time notify the Company in writing of potential Targets. If Target has not been previously introduced to Company, Finder will use its best efforts to introduce the Target to the Company for the purpose of effecting a Transaction, Schedule A is an initial Finder Target list, Schedule B are those entities the Company is currently in negotiation with. If Finder has not commenced meaningful (defined as meetings between Company and Target ) negotiations by October 31, 1999 with individual Targets listed in Schedule A, Finder shall no longer be exclusive as to such Targets and Company directly or through third parties is entitled to approach such Targets for the purposes of effecting a transaction in which event Finder will not receive the fees set forth below. Company and Finder may supplement Schedules A and B respectively from time to time by notice to the other party.

         3. Upon the execution of this Agreement and separate and apart from the Success Fees described in paragraph 4, and for services rendered, the Company shall issue to Frederick E. Smithline a five year warrant to acquire 100,000 shares of CDK, Inc. common stock at an exercise price of $1,00 per share.

         4. In the event of the completion of a Transaction with a Target during the term of this Agreement, (completion of a transaction being defined as collection by the Company of consideration, i.e. cash or anything of value), the Company shall pay Finder Success Fees (as defined below) in accordance with the following:

                  A.       In the case of a Financing Transaction:

                           i. Upon completion of a Financing Transaction arising out of Finder's introduction of minimally $2 million dollars arising out of Finder's introduction, the Company shall issue to Finder five year warrants to purchase the greater of (a) 5000,000 shares of the CDK, Inc.'s common stock at $1.00 per share, or (b) 2-1/2% of CDK Inc.'s common stock outstanding after giving effect to the Financing Transaction, on a fully diluted basis, at an exercise price of $1.00 per share. If the financing is less than $2 million dollars, the Finder Success Fee shall be reduced proportionally.

                  B.       In the case of a Purchase Transaction:

                           i. Upon completion of a Purchase Transaction arising out of Finder's introduction, the Company shall pay to finder 5% of the total consideration (including without limitation assumption of debt and payment of "golden parachutes") paid to the Company or its shareholders if a sale of its stock or assets or 5% of the total consideration paid by the company to a third party if a purchase of third party stock or assets such payment to be in cash or stock depending on the form of the purchase price.

                           ii. For purposes hereof, a Purchase Transaction shall include (a) the sale of all or a portion of the Company, or shares whether by means of a sale of stock, or assets, merger, consolidation, exchange offer, or other such transaction of a like nature, regardless of form or (b) the acquisition by the Company of a third party in exchange for Company stock or other assets.

                  C.       In the case of a Venture Transaction:

                           i. Upon completion of a Venture Transaction arising out of Finder's introduction, the Company shall pay finder a Success Fee equal to 5% of that portion of the venture contributed to or delivered to the venture by the Target without any value for the Company contribution.

                           ii. For the purposes hereof, a Venture Transaction shall include the

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

         establishment of any business organ involving the assets, capital and/or personnel of the Company and the assets, personnel and/or capital of a Target.

                  5. Where the Success Fee payable to Finder in Paragraph 4(A) is payable in warrants, at the completion of the Transaction the company shall issue a warrant agreement with the appropriate number of warrants together with an executed Registration Rights Agreement in the forms annexed hereto.

                  6. Except as otherwise provided herein, all Success Fees payable to Finder shall be allocated 50% to Shai Bar Lavi and 50% to Frederick
E. Smithline.

                  7. Regardless of whether or not the transactions contemplated by this Agreement are consummated, the Company subject to its prior written consent agrees to reimburse Finder upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its activities hereunder.

                  8. It is understood and agreed that the company has the right, without any liability to Finder, to terminate discussions for the financing, purchasing, or venture involving the Company for any reason whatsoever at any time.

                  9. The Company shall indemnify Finder, its shareholders, affiliates, officers, directors, employees, agents and controlling persons and hold them harmless from and against any losses, claims, damages or liabilities, including, as incurred, reasonable legal fees and other expenses, to which they may become subject as a result of or in connection with the rendering of services hereunder as authorized hereby to the extent that such losses, claims, damages or liabilities are not caused by Finders or any indemnities' gross negligence or bad faith.

                  10. This Agreement shall remain in full force and effect for a period of twelve (12) months after the date hereof (subject to early termination by the Company upon 30 days' notice after six months from the date hereof); provided, however, that Finder shall be entitled to receive the consideration set forth in paragraph 4 hereof in the event a Target consummates a Transaction with the Company within one year from the expiration of this Agreement. The provisions of paragraphs 6, 7, 9 and 11 shall also survive the termination of this Agreement.

                  11. The Company acknowledges that Finder has not done any due diligence with respect to any Target and that Finder makes no representations whatsoever with respect to any Target (including without limitation its financial condition or its ability to perform any obligations to which it is or may become bound), and the company expressly agrees that Finder shall have no liability whatsoever in connection with any Target it may introduce to the Company. The Company and Finder agree that Finder is an independent contractor and is not an employee or agent of the Company and it has no authority to bind the Company in any manner whatsoever.

                  12. Upon the completion of a Transaction, Finder can publish a suitable and customary announcement concerning the Transaction.

                  13. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflict of law principles.

                  14. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements, whether written or oral, between the parties. No modification, extension or change in this Agreement shall be effective unless it is in writing and signed by both Finder and the Company.

                  15. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement may not be assigned except upon the prior written consent of the other party to this Agreement.

                  16. Any notice hereunder shall be in writing and delivery thereof shall be complete if delivered in person, by facsimile or mailed by overnight mail, or registered or certified mail, postage prepaid to the following addresses (unless changed by written notice):

                  Finder: Frederick E. Smithline and Shai Bar Lavi 250 Park Avenue, 12 Floor
                                    New York, New York  10177

                  Company:          CDKnet, LLC
                                    250 West 57th Street, Suite 1101
                                    New York, New York  10019
                                    Attn:  Steven A. Horowitz

                                            and

                                    CDKnet.Com, Inc.
                                    595 Stewart Avenue, Suite 710
                                    Garden City, New York 11530
                                    Attn:  Steven A. Horowitz

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the date first above written.




                                            THE COMPANY

                                            CDKnet, LLC



                                            By: /s/ Steven A. Horowitz
                                               --------------------------------
                                                 Name:  Steven A. Horowitz
                                                 Title:  Chief Executive Officer


                                                       and


                                            CDKnet.Com, Inc.



                                            By: /s/ Steven A. Horowitz
                                               --------------------------------
                                                  Name:  Steven A. Horowitz
                                                  Title: President



                                            THE FINDER



                                                /s/ Shai Bar Lavi
                                               --------------------------------
                                                     Shai Bar Lavi


                                                /s/ Frederick E. Smithline
                                               --------------------------------
                                                     Frederick E. Smithline

                                   SCHEDULE A

                                Proposed Targets
                                ----------------

         Sandler, Millenium, Ing. Furman & Selz, Carolina Barnes, Glenn Myles, Chase Capital Partners, GE Capital, Flatiron Partners, SoftBank, Peter Klenner, Kleiner Perkins, Hummer Winblad, Charterhouse, Dyson Kissner, Rick Klass, Bobby Davidoff, J.H. Witney, Sprout, Citigrowth Funds, Dirks, Bluestone Capital Partners, Verona Suhler, Prospect Streets Ventures, GKN, Sony On-Line Ventures, Big Entertainment, Warburg Pincus, Lawrence Smith Horey, Access Capital, cooper Fund, dominion Ventures, J.P. Morgan Capital, Liberty Partners, Medallion Funding, New York Community Investment, Ava Stern, Commonwalth Associates, M. Renner, Steve Nagler, Quorum Growth, Sirron Capital, Ticonderoga, Triumph Capital, Whale, First Albany, Ziff Brothers 2D Partners, Gruntal, Sue Miller, Keane Securities, Credit Research & Trading, Milestone Capital, Laundry Room, Justin Goldberg, Mehl. Vasinkevich, Arthur Mogel, Chris Blackwell, Atomic Pops, Ladenburg Thalman, Wit Capital, Jeff Rice, Patricoff, Richard Eisner.

         This list may be supplemented from time to time by a notice from Finder to company.










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